Exhibit 10.2

PETIQ, INC.

2017 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made effective as of [______], 20[__] (the “Grant Date”) by and between PetIQ, Inc., a Delaware corporation (the “Company”), and ______________________ (the “Participant”), pursuant to the PetIQ, Inc. 2017 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”).  Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company has adopted the Plan in order to grant Awards from time to time to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to make this grant to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.	Shares Subject to Option; Exercise Price.

(a) Shares Subject to Option.  The Company shall grant to the Participant, effective as of the Grant Date, an option to purchase ___________ Shares from the Company, which shall become exercisable, if at all, as provided below in Section 2(a) (the “Option”).

(b) Exercise Price. The Option shall have an Exercise Price of $_______ per Share, which is not less than the Fair Market Value per Share on the Grant Date.

(c) Option Subject to Plan.  By signing this Agreement, the Participant acknowledges that he or she has been provided a copy of the Plan and has had the opportunity to review such Plan and agrees to be bound by all the terms and provisions of the Plan.

(d) Character of Option. The Option granted hereunder is not intended to be an “incentive stock option” within the meaning of Code Section 422.

2.	Vesting and Exercisability; Expiration.

(a) Vesting and Exercisability. The Option shall vest and become exercisable in substantially equal annual installments on each of the first four (4) anniversaries of the Grant Date,

subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director, or Consultant (“Service”), from the Grant Date through each such anniversary of the Grant Date.  Notwithstanding the foregoing, all or a portion of the Option may also vest and become exercisable under the circumstances described in Section 4(c) or Section 5.

(b) Normal Expiration Date. Unless the Option earlier terminates in accordance with Sections 2 or 4, the Option shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”).  Once a portion of the Option has become exercisable pursuant to this Section 2, such portion of the Option may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

3.	Method of Exercise and Payment.

All or part of the exercisable portion of the Option may be exercised by the Participant upon (a) the Participant’s written notice to the Company of exercise and (b) the Participant’s payment of the Exercise Price in full at the time of exercise (i) in cash or cash equivalents, (ii) in unrestricted Shares already owned by the Participant, valued at the Fair Market Value on the date of exercise, or (iii) by net exercise or broker’s cashless exercise procedure, or any other procedures approved by the Committee from time to time. As soon as practicable after receipt of a written exercise notice and payment in full of the Exercise Price of any exercisable portion of the Option in accordance with this Section 3, but subject to Section 8 below, the Company shall deliver to the Participant (or such other person or entity) a certificate, certificates or electronic book-entry notation representing the Shares acquired upon the exercise thereof, registered in the name of the Participant (or such other person or entity); provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Shares, such certificates shall bear the appropriate legend.

4.	Termination of Service.

(a) Any Termination.  Except as otherwise set forth below in this Section 4 or in Section 5, in the event that the Participant’s Service terminates for any reason, any portion of the Option held by the Participant that is not then vested and exercisable shall terminate and be cancelled immediately upon such termination of Service.

(b) Termination due to Death or Disability. In the event that the Participant’s Service terminates by reason of the Participant’s death or Disability, any then-vested portion of the Option may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 9, or if no such beneficiary is named, by the Participant’s estate, at any time prior to one (1) year following the Participant’s termination of Service or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

(c) Termination due to Qualified Retirement. In the event that the Participant’s Service terminates by reason of the Participant’s Qualified Retirement, any unvested portion of the Option held by the Participant shall immediately vest in full as of the date of such termination of Service. The Option may be exercised by the Participant at any time prior to one (1) year following the Participant’s termination of Service or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter. For purposes of this Agreement, “Qualified Retirement” shall mean a termination of the Participant’s Service, other than for Cause or due to the Participant’s death or Disability, on or after the Participant reaches the age of 55 with at least ten years of Service.

(d) Termination for Cause. In the event that the Participant’s Service terminates for Cause, the entire Option held by the Participant, whether or not then vested and exercisable, shall terminate and be cancelled immediately upon such termination of Service.

(e) Other Termination of Service. In the event that the Participant’s Service terminates for any reason other than (i) death or Disability, (ii) Qualified Retirement, or (iii) for Cause, any then-vested portion of the Option may be exercised by the Participant at any time prior to the ninetieth (90th) day following the Participant’s termination of Service (or, in the event that the Participant dies or becomes Disabled after the termination of Service, but within the period during which the Option would otherwise be exercisable hereunder, such ninety (90) day period shall be extended to the date that is one (1) year after such termination) or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

5.	Qualifying Terminations Following a Change in Control.

Notwithstanding any language to the contrary in the Plan or the Participant’s employment or other services agreement with the Company, the Option will not vest solely upon a Change in Control unless such Option is not assumed by the Company’s successor or converted to an equivalent value award upon substantially the same terms effective immediately following the Change in Control (in accordance with Section 12 of the Plan). However, the Participant will be immediately entitled to exercise the entire Option, whether vested or unvested, if the Participant experiences a Qualifying Termination. A “Qualifying Termination” occurs if, within twelve (12) months following a Change in Control, the Participant’s Service is terminated by the Company without Cause.

6.	Tax Withholding.

Whenever Shares are to be issued pursuant to the exercise of any portion of the Option or any cash payment is to be made hereunder, the Company or any Affiliate thereof shall, in accordance with Section 15 of the Plan, have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, an amount sufficient to satisfy federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate.  The Participant shall be entitled to satisfy the amount of any such required tax withholding by having the Company withhold from the Shares otherwise issuable upon exercise of the Option a number of Shares having a Fair Market Value equal to the amount of such required tax withholdings.

7.	Non-Compete; Non-Solicitation; Non-Disparagement.

(a) Non-Compete. During the period of the Participant’s Service and for twelve (12) months following the termination thereof for any reason (the “Restricted Period”), the Participant agrees that he or she shall not, and shall not permit his or her respective Affiliates to,  directly or indirectly through another Person, engage in a Competitive Business (defined below) by providing any services similar to those provided by the Participant during his or her Service with the Company, in any geographic location in which the Company Group is engaged in business, which includes the United States (the “Geographic Area”). For purposes of this Agreement, “Competitive Business” shall mean any business that is engaged in the acquisition, distribution, marketing, sale, resale, manufacture or production of veterinary pet prescription and over-the-counter medications or related products, and all matters and services incidental or related thereto, or any other business in competition with the business conducted by (or actively being contemplated by) the Company, its Subsidiaries or any of its Affiliates (the “Company Group”).

(b) Non-Solicitation. The Participant agrees that during his or her period of Service and during the Restricted Period, the Participant shall not, and shall not permit his or her Affiliates to, directly or indirectly through another Person within the Geographic Area:

(i) hire any Employee or independent contractor of the Company Group, or solicit, induce, recruit or encourage any such Employee or independent contractor to leave the employ of, or reduce the services provided to, the Company Group, or encourage or attempt to do any of the foregoing, either for the Participant’s own purposes or for any other Person or entity; or

(ii) (A) solicit, interfere with, subvert, disrupt or alter the relationship, contractual or otherwise, between the Company Group and any client, customer, contractor, vendor, supplier, licensor or licensee of the Company Group, or any prospective client, customer, contractor, vendor, supplier, licensor or licensee of the Company Group, (B) divert or take away or attempt to divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or (C) encourage or attempt to do any of the foregoing, either for the Participant’s own purposes or for any other Person or entity.

(c) Other Covenants. For the avoidance of doubt, the restrictive covenants set forth in this Section 7 are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(d) Severability. The covenants contained in this Section 7 shall be construed as a series of separate covenants, one for each county, city, state or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(e) Acknowledgments. The Participant acknowledges that the restrictions set forth in Sections 7(a) and 7(b) are fair and reasonable in all respects. Without limiting the foregoing, the Participant makes the following acknowledgments:

(i) The Participant will, by virtue of the Participant’s position with the Company, have and gain a high level of inside knowledge regarding the Company Group and its business, and as a result, will have the ability to harm or threaten its legitimate business interests, including, without limitation, its goodwill, technologies, intellectual property, business plans, processes, methods of operation, customers, customer lists, referral sources, vendors and vendor contracts, financial and marketing information, and other trade secrets.

(ii) The Participant will provide services or have significant presence or influence on behalf of the Company Group within the entire Geographic Area due to the nature of the Company Group’s business, which is conducted extensively throughout the Geographic Area.

(iii) The type of activities restricted by Sections 7(a) and 7(b) would be in direct competition with the Company Group’s business.

(iv) The Participant has received sufficient consideration in exchange for the covenants made herein.

(f) Remedies for Breach.

(i) The Participant acknowledges and agrees that in the event of the Participant’s actual or threatened breach of any of the restrictive covenants contained in this Section 7, the Company will have no adequate remedy at law. The Participant accordingly agrees that, in the event of any actual or threatened breach by the Participant of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 7 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

(ii) In addition, and not in limitation of the foregoing, in the event of the Participant’s breach of any of the restrictive covenants set forth in this Section 7, (A) the Option (whether vested or unvested) shall immediately be forfeited, (B) the Company shall be entitled to recover any Shares previously acquired upon the exercise of the Option, and (C) if the Participant has previously sold any of the Shares derived from the Option, the Company shall also have the right to recover from the Participant the economic value thereof.

8.	Nontransferability of Awards.

The Option granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee.  All rights with respect to the Option granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant or, if permitted by the Committee, a permitted transferee.  Following the Participant’s death, all rights with respect to the Option that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if designated by the Committee, a permitted transferee.

9.	Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death.  Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

10.	Adjustments.

The Shares subject to the Option may be adjusted in any manner as contemplated by Section 5 of the Plan.

11.	Requirements of Law.

The issuance of Shares pursuant to the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  No Shares shall be issued upon exercise of any portion of the Option granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12.	No Guarantee of Continued Service.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

13.	No Rights as Stockholder.

Except as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Option granted hereunder until such time as the Shares issuable upon exercise of such Option have been so issued.

14.	Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby.  Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

15.	Amendments.

The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of any Option (but not any previously granted vested Options) in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided that such alteration, amendment, suspension or termination shall not adversely alter or impair the rights of the Participant under the Option without the Participant’s consent. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof.  This Agreement may also be amended by a writing signed by both the Company and the Participant.

16.	Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax, as follows:

(i) If to the Company:

PetIQ, Inc.

923 S. Bridgeway Pl.

Eagle, ID 83616

Attention: General Counsel

Phone: 208-939-8900

(ii) If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company.  All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d) Waiver.  Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e) Entire Agreement. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter (provided, that this Agreement shall not supersede any written employment agreement or other written agreement between the Company and the Participant, including, but not limited to, any written restrictive covenant agreements).

(f) Code Section 409A Compliance.  This Option is intended to be exempt from the requirements of Code Section 409A and this Agreement shall be interpreted accordingly.  Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Option granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause such portion of the Option to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(g) Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(h) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(j) Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

[Signature Page Follows]

Notwithstanding anything in this Agreement or in the Plan to the contrary, the Committee hereby reserves the right, in its sole discretion, to terminate or cancel this Award if the Participant fails to accept this Agreement on or prior to [_______], 20[__].

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

PETIQ, INC.

By:

Name:

Title:

PARTICIPANT

Name:

[Signature Page to BOD RSU Agreement]